Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 13, 2023, except for the change in the manner in which the Company accounts for deferred income tax assets and liabilities arising from a single transaction discussed in Note 3.27 to the consolidated financial statements, as to which the date is December 27, 2023, relating to the consolidated financial statements of BBB Foods Inc., which appears in the Registration Statement on Form F-1/A (No. 333-276589). We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form F-1/A (No. 333-276589).

/s/ PricewaterhouseCoopers, S.C.
Mexico City
February 27, 2024